Fuel Systems Solutions Reports First Quarter 2011 Results

First Quarter 2011 Revenue of $90.8 Million and EPS of $0.02

NEW YORK, N.Y., May 5, 2011 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its first quarter ended March 31, 2011.

Mariano Costamagna, Fuel Systems' CEO, said, "Our first quarter 2011 revenue of $90.8 million and gross margin of 24% both improved sequentially from the prior quarter reflecting the benefits of our continued revenue diversification and the improvement of our baseline profitability by further aligning our expense base with market conditions in Europe.  We recently reorganized our senior leadership roles to reinforce our support of our continuing global investments in our automotive and industrial businesses.  This team is off to a solid start, and our focus remains on cultivating emerging growth in our markets."

Matthew Beale, Fuel Systems' Co-President, said, "Fuel Systems executed well in the first quarter as volumes began to improve in February and March after weaker levels in December and January, and this positive trend is continuing into the second quarter.  Our industrial business continued to grow and expand operating profitability as these markets recover further.  So far in the year, we have invested capital raised in 2010 into the expansion of our US automotive capabilities at our Indiana and Michigan facilities, and completed the acquisition of NaturalDrive in our IMPCO division that improve our strategic and technological positioning in our markets and enhance the products we can deliver to customers.  As we anticipated, 2011 will in some respects be a transitional year as we focus on building our North American automotive operations and investing in growth in Asia and Latin America.  We continue to focus on execution and cost management, on prudent investing in our portfolio of businesses, and on delivering seamlessly on newly committed customer projects.  Our outlook for the year remains unchanged."

First Quarter Financial Results

Revenue for the first quarter of 2011 was $90.8 million compared to $161.7 million in the first quarter of 2010. The revenue decrease is primarily attributable to a lower level of revenue from DOEM installations after the expiration of the Italian government's 2009 incentive program, partially offset by an increase in the industrial and other automotive business and the contribution of acquisitions made in 2010. Gross profit for the first quarter 2011 was $21.6 million, or 24% of revenue, compared to $63.6 million, or 39% of revenue a year ago, reflecting the reduction in DOEM volumes versus last year, changes in the mix of transportation revenue and lower margins in the industrial and US automotive business. Operating income for the period totaled $3.0 million, or 3% of revenue, compared to $44.7 million, or 28% of revenue, in the first quarter of 2010, and reflects lower volumes and gross margin and greater R&D expenses than last year's quarter as the Company invested in new technologies, which were partially offset by lower SG&A. The impact of foreign exchange was insignificant when comparing the first quarter of 2011 to the same period in 2010. Although first quarter comparisons to 2010 are challenging, the Company is encouraged that revenue, gross profit and operating income all have improved versus the fourth quarter of 2010.

Net income for the first quarter 2011 was $0.4 million, or $0.02 per diluted share, compared to $28.0 million, or $1.59 per diluted share in the first quarter 2010.

On a segment basis, first quarter 2011 revenues from BRC Operations decreased $84.5 million to $54.6 million from the same quarter a year ago, and revenues from IMPCO Operations increased 58% to $38.2 million from the same quarter a year ago. BRC first quarter 2011 operating income was $3.4 million compared to $45.7 million in the same period a year ago; IMPCO first quarter 2011 operating income increased 88% to $0.9 million from the same period a year ago. A table presenting operating segment data can be found in the tables below.

Company Outlook

Fuel Systems affirms its 2011 outlook, which calls for continued soft European automotive trends and a continued strengthening in the IMPCO business.  As revenue growth and cost efficiencies gain traction during the year, the Company expects full year 2011 revenue to be between $375 million and $400 million and expects 2011 gross margin of 23% to 25% and 2011 operating margin of 5% to 7%.  The company's gross margin target continues to be in excess of 25% and mid-teen EBITDA margins over the medium term.

Conference Call

The Company will host a conference call today, May 5th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its first quarter 2011 financial results and other matters. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The conference ID will be 60820549. The call is also being webcast and can be accessed from the "Investor Relations" section of the Company's website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight Eastern Time on May 9th by dialing 800-642-1687 or 706-645-9291 and entering pass code 60820549. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's outlook for 2011, as well as its position in the market place, the success of products and the success and integration of recent acquisitions. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to our ability to integrate recently acquired businesses and to realize the expected synergies; economic uncertainties caused by political instability in certain of the local markets we do business in; the potential growth of non-gaseous alternative fuel products and other new technologies; currency rate fluctuations and devaluations; our ability to realign costs with current market conditions; potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers; the weakness in financial and credit markets and the economy; and the repeal or implementation of government regulations relating to reducing vehicle emissions and potential supply chain disruptions resulting from the March 2011 earthquake and tsunami in Japan. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2010. The Company does not undertake to update or revise any of its forward-looking statements or guidance even if experience or future changes show that the indicated results or events will not be realized.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems' components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company's advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. The Company is composed of two operating subsidiaries: IMPCO Technologies and BRC. IMPCO Technologies is a leader in the heavy duty, industrial, power generation and stationary engines sectors and recently established a U.S. Automotive division. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Matthew Beale, Co- President

Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

Lippert / Heilshorn & Associates

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com (415) 433-3777

  Tables Follow -

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 117,968	$ 124,775
Accounts receivable, less allowance for doubtful accounts of $3,226 and $2,858 at March 31, 2011 and December 31, 2010, respectively	69,620	57,628
Inventories	90,500	85,854
Deferred tax assets, net	8,453	8,551
Other current assets	20,723	22,780
Related party receivables	9,024	7,340

Total current assets	316,288	306,928
Equipment and leasehold improvements, net	63,000	59,653
Goodwill, net	56,025	53,815
Deferred tax assets, net	296	335
Intangible assets, net	29,138	30,285
Other assets	2,278	2,196
Related party receivables	1,449	1,351

Total Assets	$ 468,474	$ 454,563

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 43,487	$ 46,610
Accrued expenses	39,295	37,928
Income taxes payable	3,928	3,258
Current portion of term loans and other loans	5,682	4,823
Deferred tax liabilities, net	775	770
Related party payables	2,572	2,690

Total current liabilities	95,739	96,079
Term and other loans	8,004	7,571
Other liabilities	8,700	8,218
Deferred tax liabilities	3,869	4,128

Total Liabilities	116,312	115,996

Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at March 31, 2011 and December 31, 2010	-	-
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,029,897 issued and 19,921,965 outstanding at March 31, 2011; and 20,028,968 issued and 19,921,217 outstanding at December 31, 2010	20	20
Additional paid-in capital	323,263	322,948
Shares held in treasury, 18,725 and 18,545 shares at March 31, 2011 and December 31, 2010, respectively	(593)	(588)
Retained Earnings	10,563	10,189
Accumulated other comprehensive income	14,857	2,237

Total Fuel Systems Equity	348,110	334,806
Non-controlling interests	4,052	3,761
Total Equity	352,162	338,567

Total Liabilities and Equity	$ 468,474	$ 454,563

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue	$ 90,818	$ 161,651
Cost of revenue	69,192	98,050

Gross profit	21,626	63,601
Operating expenses:
Research and development expense	6,387	4,436
Selling, general and administrative expense	12,255	14,479

Total operating expenses	18,642	18,915

Operating income	2,984	44,686
Other income (expense), net	(411)	944
Interest income (expense), net	188	(181)

Income before income taxes	2,761	45,449
Income tax expense	(2,337)	(17,231)

Net income	424	28,218
Less: Net income attributable to non-controlling interests	(50)	(184)

Net income attributable to Fuel Systems	$ 374	$ 28,034

Net income per share attributable to Fuel Systems:
Basic	$ 0.02	$ 1.59

Diluted	$ 0.02	$ 1.59

Number of shares used in per share calculation:
Basic	19,921,334	17,611,783

Diluted	20,066,547	17,680,393

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Net income	$ 424	$ 28,218
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and other amortization	2,583	2,234
Amortization of intangibles arising from acquisitions	1,750	1,175
Provision for doubtful accounts	259	307
Provision for inventory reserve	599	496
Dividends from unconsolidated affiliates	-	(241)
Unrealized loss (gain) on foreign exchange transactions, net	444	(895)
Compensation expense related to stock option and restricted stock grants	315	48
Loss on disposal of assets	11	292
Changes in assets and liabilities, net of acquisitions:
Increase in accounts receivable	(9,827)	(23,120)
(Increase) decrease in inventories	(1,909)	4,497
Decrease in other current assets	2,889	1,318
Decrease in other assets	33	49
(Decrease) increase in accounts payable	(5,104)	2,029
Increase in income taxes payable	599	17,958
(Decrease) increase in accrued expenses	(113)	925
Receivables from/payables to related party, net	(1,444)	1,410
Increase (decrease) in deferred income taxes, net	282	(204)
Increase (decrease) in long-term liabilities	157	(453)

Net cash (used in) provided by operating activities	(8,052)	36,043

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(2,994)	(4,782)
Investment in joint venture	(33)	-
Controlling interest in previously unconsolidated affiliate	-	1,044
Proceeds from sale of assets	54	208

Net cash used in investing activities	(2,973)	(3,530)

Cash flows from financing activities:
Increase (decrease) in callable revolving lines of credit, net	807	(1,732)
Payments on term loans and other loans	(167)	(133)
Proceeds from exercise of stock options and warrants	-	24
(Purchase) proceeds of common shares held in trust, net	(5)	28
Payments of capital lease obligations	(64)	(81)

Net cash provided by (used in) financing activities	571	(1,894)

Net (decrease) increase in cash and cash equivalents	(10,454)	30,619
Effect of exchange rate changes on cash	3,647	(3,627)

Net (decrease) increase in cash and cash equivalents	(6,807)	26,992
Cash and cash equivalents at beginning of period	124,775	46,519

Cash and cash equivalents at end of period	$ 117,968	$ 73,511

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:
Acquisition of equipment under capital lease	$ -	$ 254
Acquisition of equipment in accounts payable	$ 1,820	$ -

FUEL SYSTEMS SOLUTIONS, INC.

OPERATING SEGMENT INFORMATION

(In thousands)

	Three Months Ended March 31,
	2011	2010
Revenue: IMPCO Operations	$ 38,166	$ 24,088
BRC Operations	54,641	139,125
Intersegment Eliminations	(1,989)	(1,562)

Total	$ 90,818	$ 161,651

	Three Months Ended March 31,
	2011	2010
Operating Income: IMPCO Operations	$ 945	$ 503
BRC Operations	3,362	45,699
Corporate Expenses	(1,323)	(1,516)

Total	$ 2,984	$ 44,686